Mason Street Funds, Inc.
NSAR Filing
September 30, 2000


Sub Item 77G:  Defaults and arrears on senior securities


Defaulted                         Nature     Date of   Amount of
Issue             Par           of Default   Default    Default

Decisionone       325,000        Interest    multiple  $ 17,394
Holdings
9.75%, 08/01/07

Decisionone     1,150,000        Interest    multiple  $197,513
Holdings
11.50%, 08/01/08